Exhibit 99.1

Cotiviti Appoints Bradley Ferguson as Chief Financial Officer

ATLANTA, GA, October 31, 2017 (BUSINESS WIRE)  – Cotiviti Holdings, Inc. (NYSE: COTV) (“Cotiviti”), a leading provider of payment accuracy and analytics-driven solutions primarily focused on the healthcare industry, announced today that Bradley Ferguson was named Senior Vice President and Chief Financial Officer of the company, effective November 6, 2017. He most recently held senior operational and finance roles at EarthLink, Inc.

“Brad’s strong operational leadership and financial expertise are excellent additions to Cotiviti as we work to deliver significant value to both clients and shareholders,” said Doug Williams, Chief Executive Officer. “He is a disciplined and strategic financial executive with a proven history of driving long-term growth. We look forward to welcoming him to Cotiviti.”

Williams continued, “I want to thank Adrienne Calderone, who served as Interim Chief Financial Officer,  for her strong leadership during this transition.  Adrienne will resume her position as Vice President and Controller on November 6.”

Mr. Ferguson brings to Cotiviti more than 25 years of leadership in finance and corporate development, with an extensive background in financial planning and operations, management and strategy.  He most recently served as Executive Vice President, Corporate Development and Managing Director, Consumer & Small Business for EarthLink, Inc.  (prior to its acquisition by Windstream in February 2017), where he led all merger and acquisition efforts.  Prior to that, Mr. Ferguson served as EarthLink’s Executive Vice President, Chief Financial Officer for six years, and in various other senior financial positions. He began his career as an accountant with Arthur Anderson, LLP and holds a degree in Accounting from the University of Georgia, an MBA from Emory University and is a Certified Public Accountant.

“I am excited to join Cotiviti and contribute to the long track record of client value creation and growth,” added Mr. Ferguson. “With its differentiated analytics and solutions, I look forward to utilizing my skillset and background to support the company’s ongoing success.”

About Cotiviti

Cotiviti is a leading provider of payment accuracy and analytics-driven solutions that helps risk-bearing healthcare organizations and retailers achieve their business objectives. Through a combination of analytics, technology and deep industry expertise, our solutions create insights that unlock value from the complex interactions between clients and their stakeholders. Cotiviti serves more than 20 of the top 25 U.S. healthcare payers and eight of the top 10 U.S. retailers. Cotiviti’s passion for creating unique client value drives our focus – Analytics. Insight. Value.

Investor and Media Contact:

Jennifer W. DiBerardino

Vice President, Investor Relations

203-642-0718

Investor.Relations@Cotiviti.com

Media@Cotiviti.com